Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Third-Quarter 2009 Earnings

•	Company Reports $666 Million in Revenue and Net Income of $0.45 Per Diluted Share, Notes Significantly Improving Operations and Business Outlook

•	North American Iron Ore Ships 5.5 Million Tons in Quarter, Increases Full-Year Expected Sales Volume to 17.4 Million Tons

•	Asia Pacific Iron Ore Ships 2.6 Million Tonnes in Quarter, Expects Record Volume of 8.5 Million Tonnes in 2009

•	Company Generates Nearly $155 Million in Cash from Operations During Quarter

CLEVELAND—Oct. 29, 2009—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported third-quarter results for the period ended Sept. 30, 2009. Consolidated revenues in the quarter were $666.4 million, down 44% from $1.2 billion in the same quarter last year. The decrease in revenues was driven by lower volume in Cliffs’ North American businesses and lower year-over-year pricing for iron ore. While year-over-year comparables are down, Cliffs indicated that, during the third quarter, the Company noted a marked improvement in business conditions and an improved outlook compared with the first half of 2009.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “Throughout the third quarter, we saw steadily improving demand from our North American iron ore and metallurgical coal customers. We have begun to increase production at most of our facilities and will continue to monitor the markets closely to meet demand. Sales volume expectations are increasing in North American Iron Ore and North American Coal, and Asia Pacific Iron Ore remains positioned for a record year in terms of tons shipped. Finally, I am enthusiastic about our recently announced transaction to acquire our joint-venture partners’ interests in Wabush Mines, which will provide us additional exposure to the seaborne iron ore market starting in 2010.”

For the third quarter, operating income was $80.5 million, versus operating income of $339.4 million last year. Operating income was lower due to reduced sales volumes and price realizations. The Company indicated that lower employment costs, including variable compensation, as well as disciplined spending, helped it achieve a 32% decrease in selling, general and administrative expenses to $28.4 million from $41.8 million in the third quarter last year.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Net income attributable to Cliffs’ shareholders in third-quarter 2009 was $58.8 million, or $0.45 per diluted share, compared with $174.9 million, or $1.61 per diluted share, in the third quarter last year.

Nine-Month Results

For the first nine months of 2009, revenues decreased 43% to $1.5 billion from $2.7 billion reported in the same period last year.

Operating income for the nine-month period of 2009 was $74.6 million, compared with $791.6 million in the year-ago period.

Net income attributable to Cliffs’ shareholders year-to-date was $96.9 million, compared with $461.9 million in the same period last year. Diluted earnings per share in the first nine months were $0.78, versus $4.34 in the first nine months of 2008. Included in year-to-date net income is an income tax benefit of $14.6 million. This is reflective of a current year projected annual income tax rate of 24%, offset by income from discreet items of $48 million. These discrete items represent tax planning initiatives focused on maximizing deductions for percentage depletion and optimizing the use of foreign tax credits.

North American Iron Ore

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
North American Iron Ore Sales (Long Tons)—In Thousands	5,521	7,956	9,853	16,179

Sales Margin—In Millions
Revenues from product sales and services	$428.2	$811.3	$879.3	$1,733.5
Cost of goods sold and operating expenses	338.7	552.0	771.2	1,137.0

Sales margin	$89.5	$259.3	$108.1	$596.5

Sales Margin—Per Ton
Revenues from product sales and services*	$79.06	$93.68	$83.20	$93.94
Cash cost**	58.50	58.89	66.55	54.69
Depreciation, depletion and amortization	4.35	2.20	5.68	2.37

Cost of goods sold and operating expenses*	62.85	61.09	72.23	57.06

Sales margin	$16.21	$32.59	$10.97	$36.88

*	Excludes revenues and expenses related to freight and reimbursements, which are offsetting and have no impact on operating results

**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Third-quarter 2009 North American Iron Ore pellet sales volume was 5.5 million tons, a 31% decrease from the 8.0 million tons sold in the third quarter of 2008. The decrease is attributed to lower demand for iron ore pellets. While capacity utilization in the North American steel industry ramped from 49% in the beginning of the third quarter to 59% at the end of the third quarter, the current level of approximately 60% remains well below those achieved throughout 2008.

Revenue per ton in the quarter was $79.06, down 16% from $93.68 in the comparable quarter in 2008. Revenue per ton was impacted by factors that determine pricing under Cliffs’ customer supply agreements, including significantly lower hot band steel prices and price settlements for blast furnace pellets. These settlements include one reported for iron ore pellets in Eastern Canada in October 2009, as well as a previously reported settlement in Brazil, that reflected a decrease of approximately 48% below 2008 prices. This compared with an increase of approximately 87% in the prior year. The impact of the decreases in pricing for hot band steel and iron ore blast furnace pellets were partially offset by lag-year adjustments contained in supply agreements that benefit Cliffs’ pricing.

Cost per ton in North American Iron Ore was $62.85, up 3% from the year-ago quarter driven exclusively by increases in depreciation, depletion and amortization. However, cost per ton was down 26% sequentially from $84.39 per ton in the second quarter of this year. The sequential decrease is the result of volume-related leverage over fixed costs. In addition, fixed costs in the business segment have benefited from organizational structure changes and stringent cost containment implemented at Cliffs’ iron ore mines in North America throughout the year.

North American Iron Ore Production

	(In millions) (1)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Total North American Iron Ore Mine Production	4.6	9.2	13.5	27.2

Cliffs Natural Resources Production Share	4.3	6.2	11.1	17.6

(1)	Long tons of pellets of 2,240 pounds

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
North American Coal Sales (Short Tons)—In Thousands	343	894	1,126	2,468

Sales Margin—In Millions
Revenues from product sales and services	$37.9	$102.6	$125.2	$258.0
Cost of goods sold and operating expenses	53.4	115.9	188.6	296.8

Sales margin	$(15.5)	$(13.3)	$(63.4)	$(38.8)

Sales Margin—Per Ton
Revenues from product sales and services*	$96.50	$100.34	$95.29	$90.52
Cash cost**	117.20	101.57	127.71	90.11
Depreciation, depletion and amortization	24.49	13.65	23.89	16.13

Cost of goods sold and operating expenses*	141.69	115.22	151.60	106.24

Sales margin	$(45.19)	$(14.88)	$(56.31)	$(15.72)

*	Excludes revenues and expenses related to freight, which is offsetting and have no impact on operating results

**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

For the third quarter of 2009, metallurgical coal sales volume was approximately 343,000 short tons, with average revenues per ton of $96.50. This compares with approximately 894,000 short tons in 2008, with average revenues per ton of $100.34. The lower sales volume is the result of market conditions impacting the demand for steel in both the United States and Europe.

Cliffs’ North American Coal business reported cost of goods sold of $141.69 per ton. The cost-per-ton increase from $115.22 realized in the third quarter of 2008 is primarily the result of lower operating leverage over fixed costs at the mines, as production had been scaled back due to weak demand for steel making raw materials. Despite 62% lower sales volume, sales margin loss in North American Coal for the quarter was $15.5 million, compared with a sales margin loss of $13.3 million last year. The decline in volume that negatively impacted sales margin during the quarter has been offset by numerous proactive actions taken throughout 2009 to lower costs in North American Coal.

North American Coal Production

	(In thousands) (1)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Total North American Coal Mine Production	294	803	1,012	2,545

(1)	Short tons of coal of 2,000 pounds

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Asia Pacific Iron Ore Sales (Tonnes)—In Thousands	2,636	2,150	6,391	6,054

Sales Margin—In Millions
Revenues from product sales and services	$165.3	$232.7	$405.4	$618.4
Cost of goods sold and operating expenses	138.2	133.0	338.0	336.4

Sales margin	$27.1	$99.7	$67.4	$282.0

Sales Margin—Per Tonne
Revenues from product sales and services	$62.71	$108.23	$63.43	$102.15
Cash cost*	43.97	53.72	40.13	48.22
Depreciation, depletion and amortization	8.46	8.14	12.75	7.35

Cost of goods sold and operating expenses	52.43	61.86	52.88	55.57

Sales margin	$10.28	$46.37	$10.55	$46.58

*	Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, depletion and amortization per tonne.

Third-quarter 2009 Asia Pacific Iron Ore sales volume increased 23% to 2.6 million tonnes, compared with 2.2 million tonnes in the 2008 third quarter.

Revenue per tonne for the third quarter decreased 42% to $62.71, compared with $108.23 per tonne in last year’s third quarter. Cliffs’ steel making customers in Japan began to receive shipments of lump ore during the quarter, which impacted sales mix and helped to partially offset lower pricing. Cliffs indicated it continues to sell to customers in China under provisional pricing arrangements that are consistent with the 2009 iron ore settlements for lump and fines reached between producers and other Asia-based consumers.

Per-tonne cost of goods sold in Asia Pacific Iron Ore decreased 15% in the third quarter of 2009 to $52.43 from $61.86 in the third quarter of 2008. On a cash basis, costs decreased to $43.97 per tonne for the quarter. This was down 18% from $53.72 per tonne in the previous year. Cash cost per tonne was positively impacted by increased sales volumes and lower mining costs, due to a continued focus on reducing inventory, as well as favorable exchange rate variances.

Third-quarter 2009 production in Asia Pacific Iron Ore of 2.3 million tonnes was up 44% from the 1.6 million tonnes produced a year ago. The increase is attributed to operating improvements achieved with deployment of additional equipment for ore processing combined with benefits derived from past Asia Pacific Iron Ore capital projects.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore Production

	(In millions) (1)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Mine	2009	2008	2009	2008
Koolyanobbing Complex	2.3	1.5	6.1	5.3
Cockatoo Island Joint Venture*	—	0.1	—	0.4

Total Asia Pacific Iron Ore Production	2.3	1.6	6.1	5.7

(1)	Tonnes of Lump or Fines of 2,205 pounds

*	Reflects Cliffs Natural Resources Pty Ltd 50% share

Sonoma Coal

In the third quarter of 2009, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 304,000 tonnes, compared with 327,000 tonnes in the third quarter last year. Revenues generated from Sonoma Coal were $35.0 million, with a sales margin of $2.5 million. This compares with third-quarter 2008 revenues and sales margin of $43.3 million and $19.5 million, respectively. Sales margin in the third quarter 2009 was primarily impacted by lower price realizations and product mix.

Amapá Iron Ore Project Update

During the third quarter, Amapá produced approximately 425,000 tonnes. Equity loss related to the project in the quarter was $19.9 million, which included $2.5 million in unfavorable exchange rate variances as the Brazilian Real strengthened to the U.S. Dollar. Cliffs now anticipates reporting approximately $70 million to $75 million in equity losses related to the project for 2009. Cliffs’ total cash contributions for the year are expected to be approximately $80 million, which includes $16 million in capital investments at Amapá.

Cliffs continues to work with its project partner, Anglo American, to improve performance at the project, including the ongoing exploration of numerous scenarios. Cliffs expects to update investors upon any definitive decisions being reached.

Liquidity and Cash Flows

At quarter-end, Cliffs had $359.9 million of cash and cash equivalents, compared with $179.0 million at Dec. 31, 2008. At both points in time, the Company had no borrowings on its $600 million revolving credit facility. During the third quarter Cliffs generated nearly $155 million in cash from operations, improving the year-to-date use of cash from operating activities to $5.4 million. Major uses of cash in the first nine months for investing activities include $95.8 million invested in property, plant and equipment and $66.0 million invested in Amapá. Subsequent to quarter end, Cliffs announced its intent to acquire its joint-venture partners’ interests in Wabush Mines for $88 million.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs also indicated that it has recently closed an amendment to its credit agreement providing the Company improved borrowing flexibility, more liberally defined financial covenants and other benefits in exchange for a modest increase in pricing. Cliffs currently has more than $900 million in available liquidity.

Outlook

The following table provides a summary of Cliffs’ 2009 guidance for its various businesses based on estimated settlements, with additional information on each also described below:

	Outlook Summary
	North American Iron Ore		North American Coal		Asia Pacific Iron Ore		Sonoma Coal*
	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons/tonnes)	17.4	16	1.8	1.8	8.5	8.5	1.4	1.4
Revenue per ton/tonne	$75 - $80	$75 - $80	$95 - $100	$100	$60 - $65	$60 - $65	$100 - $105	$100 - $105
Cost per ton/tonne	$65 - $70	$70 - $80	$135 - $140	$150 - $160	$50 - $55	$45 - $55	$85 - $90	$75 - $85

*	Cliffs Natural Resources’ share

North American Iron Ore Outlook

As customer demand for iron ore pellets continues to increase, Cliffs is raising its expectations for 2009 sales volume to 17.4 million tons. Cliffs also indicated it expects to collect cash for an additional 2 million tons of “bill and hold” sales in 2009 that are unlikely to meet revenue recognition requirements.

The Company expects average revenue per ton in the North American Iron Ore business segment to be approximately $75 to $80 in 2009.

Currently, the North American Iron Ore business segment is expected to produce 17 million tons in 2009. Cost per ton is now expected to be $65 to $70.

Cliffs said it expects to achieve sales volume of approximately 23 million tons in 2010. This includes 2.5 million tons of incremental sales from the recently announced Wabush Mines transaction assuming that transaction closes on or about Dec. 31, 2009. Revenue per ton in 2010 will be dependent on many factors unknown at this time. These include customer sales mix, changes in World Pellet Prices, changes in producer price indices and changes in steel pricing (all adjustment factors that determine Cliffs’ pricing in North American Iron Ore). Cliffs also indicated that most of its North American Iron Ore supply agreements include contractual base-price and lag-year adjustments that could also impact pricing.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal Outlook

Cliffs expects 2009 sales volume for its North American Coal business segment to be approximately 1.8 million short tons of coal at average revenue of approximately $95 to $100 per ton.

Average North American Coal cost of sales per ton in 2009 is expected to be $135 to $140. The decrease from the previous expectation of $150 to $160 per ton is the result of increasing leverage over fixed costs due to higher volume expectations.

As the steel making markets in North America and Europe continue to show strengthening signs of recovery, Cliffs expects 2010 production and sales volume of approximately 3 million tons in its North American Coal business.

Asia Pacific Iron Ore Outlook

Asia Pacific Iron Ore 2009 sales volume is expected to be 8.5 million tonnes. Production is expected to be 8.1 million tonnes. Assuming China-based steel producers continue to accept current benchmark settlements reached between Australian producers and other Asia-based consumers, Cliffs expects Asia Pacific Iron Ore to achieve 2009 revenue per tonne of approximately $60 to $65, with costs per tonne of approximately $50 to $55.

In 2010, Cliffs expects to produce and sell approximately 8.5 million tonnes from its Asia Pacific Iron Ore business.

Sonoma Coal Outlook

Cliffs has a 45% economic interest in Sonoma Coal. Cliffs expects Sonoma Coal to achieve total 2009 production of approximately 2.9 million tonnes and sales volume of 3.1 million tonnes. The sales mix between thermal and metallurgical grade coal is expected to be approximately 70%/30%, respectively. Revenue per tonne is expected to be $100 to $105, with per-tonne costs at Sonoma of $85 to $90, up from a previous expectation of $75 to $85. The increase is due to changes in exchange rates and slightly lower volumes.

Production and sales volume at Sonoma Coal in 2010 is expected to total approximately 3 million tonnes.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Other Expectations

Cliffs’ current 2009 SG&A expense estimate is $120 million. For the full year, Cliffs anticipates an operating tax rate of approximately 24%, which will be offset by discrete items of approximately $50 million to $60 million. The Company anticipates generating $250 million to $300 million in cash from operations, with a 2009 capital expenditures estimate of $140 million. Depreciation, depletion and amortization for the year is expected to be $230 million.

Cliffs will host a conference call to discuss its third-quarter 2009 results tomorrow, Oct. 30, 2009, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website: www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

To be added to Cliffs Natural Resources e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.

Cliffs Natural Resources (NYSE: CLF) (Paris: CLF) is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although we believe that our forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the impact of the global economic crisis on the North American and global integrated steel industry; the length and extent of any potential and current production curtailments at both our customers’

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

facilities and at our iron ore and coal mining operations; changes in the sales volumes or mix; the impact of decreases in international prices for iron ore and/or metallurgical/thermal coal resulting from the global economic crisis; the impact of price-adjustment factors on our sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of float capacity; the impact of the global economic crisis on the availability and cost of capital, our ability to maintain adequate liquidity and on our ability to access the capital markets; changes in the financial condition of our partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; the investment performance of our pension and other postretirement benefit plans, which could increase our plan costs; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; problems with productivity, third-party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs; the ability to identify, acquire and integrate strategic acquisition candidates; risks associated with operations in multiple countries; and the effect of these various risks on our future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

United States

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

steve.baisden@cliffsnr.com

Christine Dresch

Manager – Corporate Communications

(216) 694-4052

christine.dresch@cliffsnr.com

MICHIGAN MEDIA CONTACT:

Dale Hemmila

District Manager, Public Affairs-Michigan

906-475-3870

MINNESOTA MEDIA CONTACT:

Maureen Talarico

District Manager, Public Affairs-Minnesota

218-279-6120

WEST VIRGINIA/ALABAMA MEDIA CONTACT:

James Kosowski

District Manager, Public Affairs-West Virginia and Alabama

304-256-5224

– FINANCIAL TABLES FOLLOW –

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$669.9	$1,110.8	$1,444.1	$2,444.4
Freight and venture partners' cost reimbursements	(3.5)	78.9	77.4	248.4

	666.4	1,189.7	1,521.5	2,692.8
COST OF GOODS SOLD AND OPERATING EXPENSES	(563.2)	(824.7)	(1,387.6)	(1,819.0)

SALES MARGIN	103.2	365.0	133.9	873.8
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	(0.2)	5.1	3.5	16.0
Selling, general and administrative expenses	(28.4)	(41.8)	(83.6)	(138.4)
Casualty recoveries	—	0.5	—	10.5
Gain on sale of assets	1.0	0.1	1.5	21.1
Miscellaneous - net	4.9	10.5	19.3	8.6

	(22.7)	(25.6)	(59.3)	(82.2)

OPERATING INCOME	80.5	339.4	74.6	791.6
OTHER INCOME (EXPENSE)
Changes in fair value of foreign currency contracts, net	8.8	(94.3)	84.8	(94.3)
Interest income	1.9	5.9	7.7	17.8
Interest expense	(10.0)	(10.7)	(29.3)	(27.7)
Other non-operating income (expense)	0.2	3.3	(0.6)	3.4

	0.9	(95.8)	62.6	(100.8)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	81.4	243.6	137.2	690.8
INCOME TAX BENEFIT (EXPENSE)	(1.9)	(52.0)	14.6	(173.6)
EQUITY LOSS FROM VENTURES	(20.9)	(13.1)	(55.6)	(26.2)

NET INCOME	58.6	178.5	96.2	491.0
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(0.2)	3.6	(0.7)	29.1

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	58.8	174.9	96.9	461.9
PREFERRED STOCK DIVIDENDS	—	—	—	(1.1)

INCOME APPLICABLE TO COMMON SHARES	$58.8	$174.9	$96.9	$460.8

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$0.45	$1.67	$0.79	$4.72

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$0.45	$1.61	$0.78	$4.34

AVERAGE NUMBER OF SHARES
Basic	130.8	104.8	123.0	97.6
Diluted	131.7	108.7	123.8	106.4

CASH DIVIDENDS PER SHARE	$0.04	$0.0875	$0.1675	$0.2625

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	Sept. 30, 2009	Dec. 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$359.9	$179.0
Accounts receivable	87.2	68.5
Inventories	292.3	265.4
Supplies and other inventories	102.9	101.2
Deferred and refundable income taxes	83.4	54.8
Other current assets	90.6	192.8

TOTAL CURRENT ASSETS	1,016.3	861.7
PROPERTY, PLANT AND EQUIPMENT, NET	2,556.3	2,456.1
OTHER ASSETS
Investments in ventures	318.5	305.3
Goodwill	73.0	2.0
Intangible assets, net	116.3	109.6
Deferred income taxes	214.7	251.2
Other non-current assets	216.1	125.2

TOTAL OTHER ASSETS	938.6	793.3

TOTAL ASSETS	$4,511.2	$4,111.1

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$171.5	$201.0
Accrued expenses	144.7	145.0
Taxes payable	40.8	144.8
Derivative liabilities	29.8	194.3
Other current liabilities	173.2	159.8

TOTAL CURRENT LIABILITIES	560.0	844.9
POSTEMPLOYMENT BENEFIT LIABILITIES	424.8	448.0
LONG-TERM DEBT	525.0	525.0
BELOW-MARKET SALES CONTRACTS	163.4	183.6
OTHER LIABILITIES	431.1	355.6

TOTAL LIABILITIES	2,104.3	2,357.1
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK - ISSUED 172,500 SHARES 205 SHARES OUTSTANDING IN 2008	—	0.2

EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	2,405.7	1,750.5
NONCONTROLLING INTEREST	1.2	3.3

TOTAL EQUITY	2,406.9	1,753.8

TOTAL LIABILITIES AND EQUITY	$4,511.2	$4,111.1

# # #

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544